EXHIBIT 11

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                      REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER COMMON SHARE
                                     UNAUDITED
                            (In thousands except per share data)

                                                       Three Months Ended
                                                            March 31,
                                                  ---------------------------
                                                      1995           1994
                                                  -----------     -----------
Primary:

     Earnings:
        Net income                               $    87,513     $    79,779
        Less preferred stock dividends               (10,170)         (7,084)
                                                 ------------     -----------
        Net income applicable to common
           stock                                 $    77,343     $    72,695
                                                  ===========     ===========
     Shares:
       Average number of common
          shares outstanding                          52,302          52,557
                                                  ===========     ===========
       Net income per common share               $      1.48     $      1.38
                                                  ===========     ===========
  Fully Diluted:

     Earnings:
        Net income applicable to common
           stock                                 $    77,343     $    72,695

        Add dividends applicable to
           convertible preferred stock                 2,911           2,911
                                                  -----------     -----------
        Net income applicable to common
           stock as adjusted                     $    80,254     $    75,606
                                                  ===========     ===========
     Shares:
        Average number of common
           shares outstanding                         52,302          52,557

        Add shares assumed issued upon
           exercise of stock options                     202             270

        Add shares assumed issued upon
           conversion of preferred stock               3,569           3,569
                                                 ------------     -----------
        Average number of common shares
           outstanding as adjusted                    56,073          56,396
                                                 ============     ===========
        Net income per common share             $       1.43     $      1.34
                                                 ============     ===========
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